Contact:                                Mark Murphy, Chief Executive Officer
(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL FIRST QUARTER 2010 PROFIT,
UPDATE ON BUSINESS DEVELOPMENT ACTIVITIES,
AND RENEWAL OF BANKING AGREEMENT

Company reports first quarter sales of $5.6 million
and earnings per share of $0.02 per share.

IRVINE, CA, October 29, 2009 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced its financial results for the fiscal first quarter ending September 30, 2009.  In addition, Pro-Dex announced that its existing credit agreement with Wells Fargo has been renewed, a new marketing director has been hired, a product development agreement was signed with a new customer, and initial shipments have been made of a newly developed product.

Sales for the first quarter ended September 30, 2009 remained stable at $5.6 million compared to $5.7 million for the previous year’s first quarter, as increases in medical device and motor shipments compensated for continued sluggish motion control sales.  Net income for the fourth quarter was $183,000 or $0.02 per share compared to a net loss of $118,000 or ($0.01) per share for the previous year’s first quarter.

Mark Murphy, the Company’s President and Chief Executive Officer, commented, “In looking at the comparison quarters, we can see the effect of our tuning efforts last year.  In the first quarter of fiscal year 2009, we shipped $5.7 million and lost $0.01 per share, and in this first quarter of fiscal year 2010, we shipped $5.6 million and made $0.02 per share.  In addition to these P&L improvements, we shipped the first 50 units of a new arthroscopic surgical hand-piece during fiscal Q1 2010.  We currently have purchase orders in our backlog totaling $1.4 million for this product with scheduled ship dates through July, 2010.”

Commenting further on the Company’s top line, Mr. Murphy continued, “We’re beginning to see some signs of improvement in our motion control business as those sales have climbed back to nearly half of the sales levels we experienced during each of the five quarters ending December 31, 2008.  Our total company backlog is currently at $9.3 million, up from $8.1 million at September 30, 2009.  We are also pleased to announce the signing of a new development agreement.  The product is for small joint surgery and will include a consumable element that Pro-Dex will provide in addition to the base capital equipment.  The initial Purchase Order is for $150,000, and our annual sales of the related disposables could increase significantly if the product is successful, although there can be no assurance of the product’s design success or acceptance by the customer or the market-place. The development and regulatory testing schedule, assuming successful design and customer acceptance, targets us making initial shipments in the first quarter of next fiscal year.

Gross profit for the quarter ended September 30, 2009 increased to $1.9 million, a 33% gross profit margin, compared to gross profit of $1.8 million or 31% gross profit margin in last year’s first quarter.

Operating expenses for the first quarter decreased by 14% to $1.6 million, compared to $1.9 million in the first quarter 2009.  The continued decrease in spending was attributable to structurally lower costs, primarily decreased labor expenses and more efficient marketing spending, resulting from our FY2009 cost-reduction efforts.

Mr. Murphy continued, “This quarter’s gross profit margin is an accomplishment in light of our lower motion control sales mix, which typically enhances our margins.  Increased product reliability is a major contributor to our improved medical device margins.  In light of the current economic environment, we are encouraged by a second consecutive quarter of profit and cash generation.  To ensure that we identify every possible opportunity for growth, we have hired a new Director of Marketing who joins us with substantial experience in strategic marketing and top line growth.  We look forward to benefitting from this newly created position.”

During the first quarter of fiscal year 2010, we continued to strengthen our balance sheet, generating an additional $409,000 of operating cash, improving our trailing 12 months operating cash from $1.7 million to $2.6 million. At September 30, 2009, we had cash and cash equivalents of $1,378,000 compared to cash and cash equivalents of $1,124,000 as of June 30, 2009. There continued to be nothing borrowed under the terms of the Company’s revolving credit line.  The Company’s net debt (total debt less cash) was $1.8 million at September 30, 2009, down from $2.2 million at June 30, 2009 and down from $4.1 million at September 30, 2008.

On October 27, 2009, we renewed our financing agreement with Wells Fargo through November 1, 2010.  Except for the introduction of a 1.5% unused line fee, the terms and conditions of the agreement remain the same, with the current $1.6 million tenant improvement term loan continuing to amortize over four years and up to $1 million available on our revolving line of credit.

Teleconference Information:

Investors and all others are invited to listen to a conference call discussing the first fiscal quarter 2010 results, today at 4:30 p.m. Eastern Time. The call is scheduled to be broadcast live over the Internet and may be accessed by visiting the Company's website at http://www.pro-dex.com or directly at http://www.videonewswire.com/event.asp?id=63527. Mark Murphy, Chief Executive Officer and Jeff Ritchey, Chief Financial Officer, plan to host the call. If you would like to join the call, dial (877) 356-8625 U.S. and (706) 634-9779 International, conference I.D. 38163047. You may identify the call as the Pro-Dex First Quarter Earnings Call. An online archive of the broadcast will be available within two hours of the completion of the call and will be accessible on the Company's website for 365 days. Additionally, a telephone replay will be available 2 hours after the call for 48 hours by dialing (800) 642-1687 U.S. or (706) 645-9291 for international callers, conference I.D. number 38163047.

Pro-Dex, Inc., with operations in Irvine, California, Beaverton, Oregon and Carson City, Nevada, provides power and control products used in medical, aerospace, military, research and industrial applications.  Experience in multi-axis motion control, fractional horsepower motors and rotary drive systems allows us to develop products that require high precision in harsh environments.  Pro-Dex's products are found in hospitals, dental offices, medical engineering labs, commercial and military aircraft, scientific research facilities and high tech manufacturing operations around the world.  For more information, visit the Company’s website at www.pro-dex.com

Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

(tables follow)

PRO-DEX, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	9/30/2009 (Unaudited)	6/30/2009 (Audited)
ASSETS
Current assets:
Cash and cash equivalents	$1,378,000	$1,124,000
Accounts receivable, net of allowance for doubtful accounts
of $46,000 in 2010 and $52,000 in 2009	2,830,000	2,515,000
Other Current Receivables	49,000	16,000
Inventories	3,532,000	3,365,000
Prepaid expenses	146,000	117,000
Prepaid income taxes	117,000	118,000
Total current assets	8,052,000	7,255,000

Property, plant, equipment and leasehold improvements, net	5,846,000	5,981,000
Other assets:
Goodwill	2,997,000	2,997,000
Intangibles - Patents, net	144,000	147,000
Other	87,000	87,000
Total other assets	3,228,000	3,231,000

Total assets	$17,126,000	$16,467,000
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	1,402,000	827,000
Accrued expenses	1,354,000	1,394,000
Income taxes payable	54,000	53,000
Current Portion of T.I. Loan	400,000	400,000
Current portion of real estate loan	33,000	33,000
Total current liabilities	3,243,000	2,707,000

Long-term liabilities:
Notes Payable - T.I. Loan	1,267,000	1,367,000
Real estate loan	1,519,000	1,528,000
Deferred income taxes	173,000	171,000
Deferred rent	224,000	212,000
Total long-term liabilities	3,183,000	3,278,000

Total liabilities	6,426,000	5,985,000
Commitments and contingencies
Shareholders' equity:
Common shares; no par value; 50,000,000 shares authorized;
9,668,671 shares issued and outstanding Sept 30, 2009
9,668,671 shares issued and outstanding June 30, 2009	16,609,000	16,574,000
Accumulated deficit	(5,909,000)	(6,092,000)

Total shareholders’ equity	10,700,000	10,482,000

Total liabilities and shareholders’ equity	$17,126,000	$16,467,000

See notes to condensed consolidated financial statements.

PRO-DEX, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Three months ended September 30 (unaudited)

	2009	2008

Net sales	$5,633,000	$5,656,000

Cost of sales	3,759,000	3,902,000
Gross profit	1,874,000	1,754,000

Operating expenses:
Selling expenses	289,000	344,000
General and administrative expenses	727,000	835,000
Research and development costs	621,000	731,000
Total operating expenses	1,637,000	1,910,000

Income (loss) from operations	237,000	(156,000)

Other income (expense):
Royalty income	1,000	2,000
Interest expense	(51,000)	(61,000)
Total	(50,000)	(59,000)

Income (loss) before provision (benefit) for income taxes	187,000	(215,000)

Provision (benefit) for income taxes	4,000	(97,000)
Net income (loss)	$183,000	$(118,000)

Net income (loss) per share:
Basic	$0.02	$(0.01)
Diluted	$0.02	$(0.01)

Weighted average shares outstanding - basic	9,668,671	9,783,407
Weighted average shares outstanding - diluted	9,675,437	9,783,407

PRO-DEX, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Three months ended September 30 (unaudited)

	2009	2008
Cash Flows from Operating Activities:
Net income (loss)	$183,000	$(118,000)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	185,000	222,000
(Recovery) of provision for doubtful accounts	(6,000)	(14,000)
Stock based compensation	35,000	42,000
(Decrease) in deferred taxes	-	(5,000)
Changes in:
(Increase) in accounts receivable	(343,000)	(122,000)
(Increase) Decrease in inventories	(167,000)	461,000
(Increase) in prepaid expenses	(29,000)	(50,000)
Decrease in other assets	-	5,000
Increase (decrease) in accounts payable and accrued expenses	547,000	(756,000)
Increase (decrease) in income taxes payable	4,000	(124,000)
Net Cash provided (used) by Operating Activities	409,000	(459,000)

Cash Flows From Investing Activities:
Purchases of equipment and leasehold improvements	(47,000)	(144,000)

Net Cash used in Investing Activities	(47,000)	(144,000)

Cash Flows from Financing Activities:
Net borrowing on line of credit	-	600,000
Principal payments on term note	-	(63,000)
Principal payments on TI Loan	(100,000)	-
Principal payments on mortgage	(8,000)	(7,000)
Stock repurchases	-	(60,000)

Net Cash (used) provided by Financing Activities	(108,000)	470,000

Net increase (decrease) in Cash and Cash Equivalents	254,000	(133,000)
Cash and Cash Equivalents, beginning of period	1,124,000	517,000

Cash and Cash Equivalents, end of period	$1,378,000	$384,000

Supplemental Information
Cash payments for interest	$52,000	$56,000

Cash payments for income taxes	$-	$-